AGREEMENT AND PLAN OF MERGER TERMINATION AGREEMENT
THIS AGREEMENT AND PLAN OF MERGER TERMINATION AGREEMENT (this “Termination Agreement”), dated as of June 20, 2019 (the “Effective Date”), by and among CONVERSIONPOINT TECHNOLOGIES INC., a Delaware corporation (“CPT”), CONVERSIONPOINT HOLDINGS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of CPT (“Parent”), CPT MERGER SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“CPT Merger Sub”), CPT CIGAR MERGER SUB, INC., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Inuvo Merger Sub,” and together with CPT, Parent, and CPT Merger Sub, the “CPT Entities”), INUVO, INC., a Nevada corporation (“Inuvo,” and together with the CPT Entities, the “Parties”). Unless otherwise indicated, each capitalized term used and not otherwise defined in this Termination Agreement has the meaning given to such term in the Merger Agreement (as defined below).
WHEREAS, CPT, Inuvo, Parent, CPT Merger Sub and Inuvo Merger Sub are Parties to that certain Agreement and Plan of Merger dated as of November 2, 2018, as subsequently amended (the “Merger Agreement”);

WHEREAS, CPT, through a wholly-owned subsidiary, owns and operates a programmatic and RTB advertising solutions business through managed services and a proprietary SaaS solution (the “ReTargeter Business”);
WHEREAS, in connection with the Merger Agreement, Inuvo and CPT Investments, LLC, a California limited liability company that is an affiliate of CPT (“CPT Investments”), entered into a Securities Purchase Agreement, dated November 1, 2018 (the “Securities Purchase Agreement”), pursuant to which Inuvo issued a 10% Senior Unsecured Subordinated Promissory Note to CPT Investments in the principal amount of $1,000,000 (the “Inuvo Note”), which, as of June 20, 2019, has a combined balance of principal and interest of $1,063,287.67;
WHEREAS, pursuant to Section 6.17 of the Merger Agreement, Parent, CPT, CPT Merger Sub, and Inuvo Merger Sub were to use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing prior to July 12, 2019;

WHEREAS, Parent was notified on June 19, 2019 by its financial advisors that Parent’s initial public offering as set forth in Parent’s Registration Statement on Form S-1 (File No. 333-230862), will not occur and, as a result, in all likelihood, Parent would not be capable of obtaining the Financing on or prior to July 12, 2019;

WHEREAS, Section 8.3(b)(ii) of the Merger Agreement states that CPT shall pay, or cause Parent to pay to Inuvo, a termination fee of $2.8 million upon termination of the Merger Agreement under certain circumstances if the Financing is not completed on or prior to July 12, 2019 (the “Termination Fee”);

WHEREAS, pursuant to Section 8.1(a) of the Merger Agreement, the Merger Agreement may be terminated by mutual agreement among the Parties;

WHEREAS, the Parties desire to avoid a dispute regarding the Merger Agreement and payment of the Termination Fee and agree to terminate the Merger Agreement as set forth in this Termination Agreement; and
WHEREAS, the respective boards of directors or managers of each Party have each determined unanimously that it is in the best interests of their respective corporations, limited liability companies, members and stockholders, as the case may be, that the Merger Agreement be terminated.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Termination of Merger Agreement. Effective as of the Effective Date, the Parties hereby agree that the Merger Agreement is terminated. Except (i) as otherwise set forth in Section 8.2 of the Merger Agreement, or (ii) in connection with the pursuit by any Party of any claims, rights, powers, privileges, claims, defenses or remedies under this Termination Agreement, the Merger Agreement will be of no further force or effect, and the rights and obligations of each of the Parties thereunder shall terminate. Further, the Parties acknowledge that, as a result of this Termination Agreement, each of the Support Agreements (as defined in the Merger Agreement) shall terminate effective as of the Effective Date in accordance with their terms.

2.
Termination Fee. The Parties agree that CPT shall pay the Termination Fee to Inuvo; provided, however, that such Termination Fee shall be satisfied as follows (subject to Inuvo’s rights under Section 6 hereof):

a.
$1,063,287.67 of the Termination Fee shall be deemed satisfied in consideration of and upon termination and cancellation in full of that certain 10% Senior Unsecured Subordinated Promissory Note issued by Inuvo to CPT Investments, LLC, a California limited liability company (“CPT Investments”) in the principal amount of $1,000,000 (the “Inuvo Note”) on or prior to July 20, 2019, pursuant to the Inuvo Note Termination Agreement (as defined in Section 3 hereof); provided, however, that if the Inuvo Note is not terminated and cancelled in full pursuant to the Inuvo Note Termination Agreement by July 20, 2019, then CPT shall pay $1,063,287.67 to Inuvo in cash by wire transfer of immediately available funds on or prior to July 20, 2019.

b.
$1,611,712.33 of the Termination Fee shall be deemed satisfied in consideration of, and upon consummation of, the ReTargeter Asset Transfer (as defined in Section 4 hereof) (the “ReTargeter Satisfaction Amount”) on or prior to December 31, 2019; provided, however, that if the ReTargeter Asset Transfer is not completed by December 31, 2019, then CPT shall pay $1,611,712.33 to Inuvo in cash by wire transfer of immediately available funds on or prior to December 31, 2019, and there shall be no ReTargeter Asset Transfer; and

c.	$125,000 of the Termination Fee shall be paid by CPT to Inuvo on or before September 15, 2019.

3.
Inuvo Note Termination. Concurrently with the execution of this Termination Agreement, Inuvo and CPT Investments, are entering into that certain Inuvo Note Termination Agreement of even date herewith (the “Inuvo Note Termination Agreement”).

4.
ReTargeter Asset Transfer. Upon the earlier to occur of (a) the receipt of the consent of the Senior Lenders (as defined in the Inuvo Note Termination Agreement) to the ReTargeter Asset Transfer (as defined below), which CPT shall use its best efforts to obtain, (b) five (5) days following the total satisfaction of CPT’s indebtedness to the Senior Lenders, or (c) December 31, 2019, CPT shall deliver to Inuvo all of the assets of the ReTargeter Business, free and clear of any liabilities, liens, or encumbrances, pursuant to the terms and conditions of a customary asset transfer agreement to be entered into between CPT, its subsidiary holding the ReTargeter Business, and Inuvo (the “ReTargeter Asset Transfer”). For the avoidance of doubt, the consideration paid for the assets of the ReTargeter Business shall be the ReTargeter Satisfaction Amount. Notwithstanding the foregoing, CPT shall cause SellPoints, Inc., to exclusively license the ReTargeter domain name to Inuvo prior to the ReTargeter Asset Transfer, pursuant to a separate license agreement to be entered into between Inuvo and SellPoints. Nothing contained herein shall limit CPT’s payment obligations or extend any timeframe for payments under the Marketing Services and Referral Agreement, dated May 31, 2019, between Inuvo, CPT, and Sellpoints, Inc. (the “MSA”) and CPT shall pay all amounts currently owing under Section 1 of the MSA within five (5) business days hereof, provided, further that Inuvo shall be relieved from any and all payment obligations to CPT and Sellpoints, Inc. in the MSA.

5.
Litigation Settlement Fee. As consideration for entering into this Termination Agreement, and subject to CPT’s timely performance of its payment obligations set forth in Section 2(c) hereof, Inuvo shall pay the settlement fee contained in the Confidential Settlement Agreement, dated June 20, 2019 (the “Confidential Settlement Agreement”), resolving certain outstanding litigation related to the Mergers (the “Litigation Settlement Fee”) no later than September 30, 2019, or if Inuvo elects not to pay such Litigation Settlement Fee by such date, Inuvo agrees to indemnify, hold harmless, and defend the CPT Entities and their officers, directors, employees, agents, affiliates, subsidiaries, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and attorneys’ fees and expenses (collectively, “Losses”) that are incurred by Indemnified Party or awarded against Indemnified Party arising out of any claims, litigation or causes of action arising out of the subject matter resulting in the Confidential Settlement Agreement if the Litigation Settlement Fee is not paid in accordance with this Section 5. Nothing in this Termination Agreement shall be construed as an admission of any kind by the Parties as to the merits of the lawsuits, including any and all of the claims asserted therein, that are the subject of the Confidential Settlement Agreement.

6.	Release of Claims.

(a)Release and Discharge by Inuvo. In consideration of the terms and conditions set forth in this Agreement, Inuvo, on behalf of itself and its Affiliates, hereby fully, finally and completely releases and discharges each of the CPT Entities and their Affiliates (collectively, the “CPT Parties”), of and from any and all claims, rights, causes of action, liens, debts, liabilities, demands, agreements, damages or injuries of any nature or sort, known or unknown, liquidated or unliquidated, contingent or fixed, past, present, or future, including without limitation, those based on, arising out of, incidental to, in connection with, or related to, the Merger Agreement and any other dealings or transactions between Inuvo and the CPT Parties (the “Claims”), from the beginning of time through the Effective Date, except for any Claims arising under the Marketing Services Agreement or claims arising as a result of breach of this Agreement. For purposes of this Agreement, “Affiliates” means a Party’s current and future parent companies, subsidiaries and other affiliated entities, and the officers, directors, shareholders, managers, members, partners, principals, employees, consultants, representatives and agents of such Party, and of such Party’s parent company, subsidiaries and other affiliated entities, and the successors and assigns of each of them or claims arising as a result of breach of this Agreement.
(b)    Release and Discharge by the CPT Entities. In consideration of the terms and conditions set forth in this Agreement, the CPT Parties, hereby fully, finally and completely releases and discharges each of Inuvo and its Affiliates, of and from any and all Claims, from the beginning of time through the Effective Date, except for any Claims arising under the Marketing Services Agreement.

7.
No Reliance. Each Party acknowledges and agrees that in entering into this Termination Agreement it is not relying on any representations made by any other Party (including any officers, directors employees, agents, and insurers thereof) regarding this Termination Agreement or the implications thereof.

8.
Further Cooperation to Effectuate This Termination Agreement. The Parties covenant and agree that, without expanding their substantive obligations hereunder, they shall do all acts and execute and obtain all documents, to the full extent necessary or appropriate, to implement and enforce this Termination Agreement according to its terms.

9.
Entity Level Power/Authorization. The Parties warrant and represent that each of them has the entity level power and authority and the legal right to make, deliver and perform under this Termination Agreement, and have taken all necessary entity level actions to authorize execution, delivery and performance under this Termination Agreement. This Termination Agreement has been duly executed and delivered on behalf of the Parties. This Termination Agreement constitutes legal, valid and binding obligations of the Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

10.
Authority to Execute Agreement. By signing below, each Party represents and warrants that the person signing this Termination Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Termination Agreement is not in violation of any by-law, covenants, and/or other restrictions placed upon them by their respective entities.

11.	Expenses; Costs of Enforcement. Each Party shall bear their own costs, expenses, and fees incurred by either of them in connection with the enforcement of this Termination Agreement.

12.	Miscellaneous Provisions.

a.
This Termination Agreement and the accompanying Inuvo Note Termination Agreement contain the entire agreement between the Parties and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this Termination Agreement exist. This Termination Agreement cannot be changed or terminated orally. Should any provision of this Termination Agreement be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Termination Agreement shall be enforceable and remain in full force and effect.

b.	This Termination Agreement shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

c.
This Termination Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to its conflict of law rules. Each of the Parties hereby consents to the personal jurisdiction of the state and federal courts located in the State of Delaware in connection with any action arising from or relating in whole or part to this Termination Agreement.

d.
This Termination Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

e.
In entering into this Termination Agreement, each of the Parties acknowledges that it has relied upon the legal advice of its respective attorneys, who are the attorneys of its own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by any other Party. Each Party represents and acknowledges that in executing this Termination Agreement it did not rely, and has not relied, upon any representation or statement, whether oral or written, made by any other Party or by any other Party’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Termination Agreement or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Termination Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONVERSIONPOINT HOLDINGS, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer
CONVERSIONPOINT TECHNOLOGIES, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer
INUVO, INC.
By: /s/ Richard K. Howe
Name: Richard K. Howe
Title: Chairman and Chief Executive Officer
CPT MERGER SUB, INC.
By: /s/ Robert Tallack
Name: Robert Tallack
Title:    Chief Executive Officer
CPT CIGAR MERGER SUB, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer